Exhibit 10.1

WAIVER AND MODIFICATION

This waiver and modification (this “Waiver”) is made and entered into by the undersigned executive (the “Executive”) and Express Scripts, Inc. (“ESI”) effective as of December 15, 2006.

RECITALS:

A.     The Executive is an employee and executive officer of Express Scripts, Inc. (“ESI”), and is a party to an Executive Employment Agreement with ESI (the “Employment Agreement”).

B.     On December 12, 2006, ESI’s Board of Directors (the “Board”) authorized ESI to make an offer to acquire all of the outstanding common stock of Caremark Rx, Inc. (“Caremark”), which offer may be revised or adjusted by the Board or the Transaction Committee of the Board (the “Offer”).

C.     The Executive has received one or more Awards under the Express Scripts, Inc. 2000 Long Term Incentive Plan, as amended (the “Plan”), each of which is subject to the specific terms of such Award and the Plan.

D.     Pursuant to Section 2(g)(iii) of the Plan a “Change in Control” is deemed to occur upon a merger or certain other “Business Combinations” (as defined in the plan), unless each of the conditions in Subsections (A), (B) and (C) of Section 2(g)(iii) are satisfied. The condition in Subsection 2(g)(iii)(A) is as follows:

“all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company through one or more subsidiaries)”.

E.  Because a successful transaction resulting from the Offer could ultimately be structured in a variety of ways, it is possible that a Business Combination could result in the stockholders of Caremark holding greater than 50% of the common stock of the surviving entity, even though ESI’s Board and management remain in control of the surviving entity following such Business Combination, thus constituting a Change in Control under Section 2(g)(iii) of the Plan and the Employment Agreement (which specifically adopts the Change in Control definition under the Plan).

NOW, THEREFORE, in order to facilitate a possible transaction as described above, and for other good and valuable consideration, the parties hereby agree as follows:

1.     Any Business Combination involving ESI and Caremark resulting directly or indirectly from the Offer, after which at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement setting forth the terms of the Business Combination, shall not constitute a Change in Control under Section 2(g)(iii) of the Plan (including as it would apply to the Employment Agreement).

2.     The appropriate agreement or notice with respect to each Award granted to the Executive, and the Employment Agreement, are each hereby amended and modified to reflect the foregoing.

IN WITNESS WHEREOF, this Waiver and Modification has been duly executed and delivered as of the effective date set forth above.

Executive: ________________________________________ Name:_________________________________________	Express Scripts, Inc. By:__________________________________________ Name: _______________________________________ Title: ________________________________________